Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Decent Holding Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A ordinary shares, par value $0.0025 per share	(1)	Other	200,000	$1.05	$210,000.00	0.0000870	$18.27

Total Offering Amounts:						$210,000.00		18.27
Total Fee Offsets:								0.00
Net Fee Due:								$18.27

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of Class A ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2026 Equity Incentive Plan of the Registrant.

Represents 200,000 Class A ordinary shares issuable under the 2026 Equity Incentive Plan of the Registrant, as amended, pursuant to the terms of such plan.

The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on $1.05 per Class A ordinary share, the average of the high and low prices ($1.08 and $1.02, respectively) of the Registrant’s Class A ordinary shares as quoted on the Nasdaq Capital Market on November 4, 2026.